Exhibit 99.2

LEXINGTON REALTY TRUST TRADED: NYSE: LXP ONE PENN PLAZA, SUITE 4015 NEW YORK, NY 10119-4015
Contact:
Investor or Media Inquiries, T. Wilson Eglin, CEO
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: tweglin@lxp.com

FOR IMMEDIATE RELEASE
June 3, 2013

LEXINGTON REALTY TRUST ANNOUNCES
PRICING OF SENIOR UNSECURED NOTES OFFERING

New York, NY - June 3, 2013 - Lexington Realty Trust (NYSE:LXP) (“Lexington”), a real estate investment trust (REIT) focused on single-tenant real estate investments, today announced that it has agreed to sell $250 million aggregate principal amount of 4.25% Senior Notes due 2023 (the “Notes”) at 99.026% of the principal amount in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The closing of the offering is expected to occur on June 10, 2013, subject to customary closing conditions.

Lexington intends to use approximately $235 million of the net proceeds from the offering of the Notes to repay amounts outstanding under its unsecured revolving credit facility, and the remainder for general corporate purposes, including, without limitation, unspecified acquisitions.

The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act, and to non-U.S. persons in offshore transactions outside the United States pursuant to Regulation S under the Securities Act. The Notes and related guarantees being offered have not been registered under the Securities Act or any other applicable securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the Notes nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to Rule 135c of the Securities Act.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a self-managed and self-administered real estate investment trust that invests in, owns, finances and manages predominantly single-tenant office, industrial and retail properties leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the single-tenant area. Lexington common shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available by contacting Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Investor Relations.

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FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington's periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.
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